Prospectus Supplement No. 2    Filed pursuant to Rule 424(b)(3)
(To Prospectus dated November 29, 2021)     Registration Statement No. 333-261137

BIRD GLOBAL, INC.
This prospectus supplement updates, amends and supplements the prospectus dated November 29, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261137). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on March 11, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our shares of Class A common stock are listed on the NYSE under the symbol “BRDS.” On March 10, 2022, the closing sale price of our Class A common stock was $3.93 per share. Our public warrants are listed on the NYSE under the symbol “BRDS WS.” On March 10, 2022, the closing sale price of our public warrants was $0.52 per warrant.
Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 14 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 11, 2022

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2022

Bird Global, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41019	86-3723155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

392 NE 191st Street #20388
Miami, Florida 33179
(Address of principal executive offices and zip code)
(866) 205-2442
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BRDS	The New York Stock Exchange
Warrants, each whole warrant exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share	BRDS WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On March 8, 2022, Bird Global, Inc. (the “Company”) announced that it will release financial results for its fourth quarter and fiscal year ended December 31, 2021 after the close of the market on Tuesday, March 15, 2022.

In connection with the consummation of the transactions contemplated by the Business Combination Agreement, dated as of May 11, 2021 (as amended, the “Business Combination Agreement”), by and among Switchback II Corporation, a Cayman Islands exempted company (“Switchback”), Maverick Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Switchback (“Merger Sub”), Bird Rides, Inc. and the Company, NGP Switchback II, LLC, a Delaware limited liability company, and Switchback’s current officers and directors, together with the former stockholders of Bird Rides, Inc., are restricted from transferring their shares until the date that is 180 days (the “Lock-up Period”) following November 4, 2021 (the “Acquisition Closing Date”).

Notwithstanding the foregoing, if (i) at least 120 days have elapsed since the Acquisition Closing Date and (ii) the Lock-up Period is scheduled to end during a regularly scheduled blackout period or within five trading days prior to a blackout period, the Lock-up Period will end ten trading days prior to the commencement of the blackout period (the “Blackout-Related Release”); provided that the Company announces the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two trading days in advance of the Blackout-Related Release; and provided further that the Blackout- Related Release will not occur unless the Company has publicly released its earnings results for the quarterly period during which the Acquisition Closing Date occurred.

This Form 8-K is intended to satisfy the requirement that the Company announce the date of the expected Blackout-Related Release. Accordingly, the Lock-up Period will end on March 15, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bird Global, Inc.

Date: March 11, 2022	By:	/s/ Yibo Ling
	Name:	Yibo Ling
	Title:	Chief Financial Officer